EXHIBIT 11

                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                                    Three Months Ended
                                                         March 31,
                                                   ---------------------
(In thousands, except per share data)                1997         1996
                                                   --------     --------

Net income                                         $ 1,938      $ 1,977

Less preferred dividends to affiliates                (380)        (380)
                                                   ---------------------

Net income available to common
shareholders                                       $ 1,558      $ 1,597
                                                   =====================

Weighted average common shares outstanding          18,873       18,808
                                                   =====================

Net income per common share                        $  0.08      $  0.08

                                                   =====================


  NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.